Barry L. Friedman
                           Certified Public Accountant

                                1582 Tulita Drive
                               Las Vegas, NV 89123
                                 (702) 361-8414

June 15, 2000




To Whom It May Concern:

         The firm of Barry L. Friedman, P.C., Certified Public Accountant, consents to the inclusion of their report of September 17, 1999, on the Financial Statements of VAN AMERICAN CAPITAL LTD., as of June 30, 1999, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,



/s/ Barry L. Friedman
-------------------------------
Barry L. Friedman
Certified Public Accountant